Revised 4/24/2000

                             LAZARD ASSET MANAGEMENT

                                  A DIVISION OF

                        LAZARD FRERES & CO. LLC. ("LAM")

                                 CODE OF ETHICS

Set forth below is LAM's policy on personal securities transactions. As a general rule, LAM personnel are reminded that the interests of LAM clients take priority over the investment desires of LAM personnel. All LAM personnel must conduct themselves in a manner consistent with LAM's requirements as set forth in this Code of Ethics and the respective Codes of Ethics of The Lazard Funds, Inc. and Lazard Retirement Series, Inc. as well as the Compliance Manual of Lazard Freres & Co. LLC ("LF&Co" or the "Firm") then in effect. Please review this Code of Ethics carefully and contact the Compliance Department if there are any questions.

Messrs. Norman Eig and Herbert Gullquist shall appoint a Compliance Officer who shall be responsible for the implementation of this Code of Ethics and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. The Compliance Officer shall promptly report to Messrs. Eig and Gullquist all violations of, or deviations from, this Code of Ethics.

PERSONAL SECURITIES ACCOUNTS COVERED

The restrictions set forth below apply to trading for all "Personal Securities Accounts." These include:

- Accounts in the Managing Director's or employee's name or accounts in which the Managing Director or employee or any Related Person has a direct or indirect beneficial interest other than an account which is managed by another manager, or by other LAM portfolio managers, for a fee;

-    Accounts in the name of the Managing Director's or employee's spouse;

- Accounts in the name of children under the age of 21, whether or not living with the Managing Director or employee, and relatives or other individuals living with the Managing Director or employee or for whose support the Managing Director or employee is wholly or partially responsible (together with the Managing Director's or employee's spouse, "Related Persons");

- Accounts in which the Managing Director or employee or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions, except for trades where the Managing Director or employee or Related Person does not provide input.

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RESTRICTIONS

The following restrictions apply to trading for Personal Securities Accounts of LAM personnel, all of which are subject to certain DE MINIMUS provisions and may be waived upon consent of LAM's or; to the extent applicable, LF&Co's compliance personnel:

1. No transactions for a Personal Securities Account may be made in a security that is on the Firm's Restricted List;

2.   No security may be purchased or sold for a Personal Securities Account:

          (a) if the security is currently being considered for purchase or sale for an LAM client; or

          (b) if the security is being purchased or sold for an LAM client on that day or has been purchased or sold for an LAM client within the immediately preceding 15 calendar day period;

3. No purchase and sale, or sale and purchase, of a security for a Personal Securities Account may occur within any 60-day period without prior approval of Norman Eig, Herb Gullquist or David Osunkwo;

4. No transaction for a Personal Securities Account may be made in securities offered pursuant to a public offering. Securities offered pursuant to a private placement may not be purchased for Personal Securities Accounts without the approval of Norman Eig, Herb Gullquist or the Compliance Officer. In connection with any decision by any of the aforesaid persons to approve transactions by a LAM personnel acquiring direct or indirect beneficial ownership in any securities offered pursuant to a private placement, the Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for LAM clients, and whether the opportunity is being offered to the individual by virtue of his or her position with LAM. Any LAM personnel receiving approval to acquire securities in a private placement must disclose that investment when they participate in a LAM client's subsequent consideration of an investment in such issuer and any decision by or made on behalf of the LAM client to invest in such issuer will be subject to an independent review by investment personnel of LAM with no personal interest in the issuer.

5. No transaction for a Personal Securities Account may be made in "deal" or "rumor" securities, which are defined as securities of companies that are the subject of reports or rumors of actual or anticipated extraordinary corporate transactions or other corporate events;

6. Absent approval from the appropriate compliance personnel, Managing Directors and employees are prohibited from engaging in the trading of options or futures and from engaging in speculative trading as opposed to investment activity. When such approval is given and Managing Directors and employees effect opening transactions in options, the


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     resulting closing transaction will be considered effected on the day that the opening transaction was effected for compliance purposes. The Managing Director or employee must wait 60 days from the date of the opening transaction before effecting the closing transaction. Managing Directors and employees are prohibited from engaging in short sales of any security.

7. No transaction may be made in violation of the Material Non-Public Information Policies and Procedures as outlined in Chapter X of LF&Co's Compliance Manual; and

8. All transactions for Personal Securities Accounts must be approved by a Managing Director of LAM, preferably the Managing Director to whom the employee reports, and pre-cleared by Don Klein or David Osunkwo, or their respective representatives. These approvals should be written on the trade ticket. In addition, each Managing Director or employee should complete and deliver to David Osunkwo, prior to the transaction, the attached personal securities transaction form. The procedure for pre-clearing a personnel trade is explained in greater detail below.

REPORTING

(a) Within 10 days of receiving this Code of Ethics, all LAM personnel must submit to the Compliance Officer a statement of all securities in which such LAM personnel has any direct or indirect beneficial ownership. This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the LAM personnel maintained an account in which any securities were held for the direct or indirect benefit of such LAM personnel and (iii) the date of submission by the LAM personnel. This statement also must be submitted by all new LAM personnel no later than 10 days from the commencement of their employment with LAM.

(b) Subject to the restriction on Outside Accounts as provided below, when a LAM personnel opens an Outside Account, as that term is defined in this Code of Ethics, such personnel is required to send a written notification of such fact to the Compliance Officer before engaging in any personal securities transactions through such account. A letter will be sent to the broker-dealer involved, allowing such LAM personnel to maintain the account and directing that duplicate account statements and confirmations of transactions in the account be sent to the Compliance Officer.

(c) Every LAM personnel shall report to the Compliance Officer the information described below with respect to any Outside Account transactions in any security in which such personnel has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that a LAM personnel shall not be required to make a report with respect to transactions effected in any account over which such person does not have any direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such LAM personnel and with respect to which such LAM personnel does not in fact influence or control such transactions. Every such report shall be in writing and shall be delivered not later than 10 days after the end of the calendar quarter in which a transaction to which the report relates was effected, and shall contain the following information:

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          (1)  The date of the transaction, the title and the number of shares and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

(d) Each LAM personnel shall submit an annual report to the Compliance Officer showing as of a date no more than 30 days before the report is submitted
     (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the LAM personnel.

(e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(f) All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by, or at the direction of, Messrs. Eig or Gullquist and by the Securities and Exchange Commission or any other regulatory organization with proper jurisdiction.

(g) All LAM personnel are required to certify annually to the Compliance Officer that they have (i)read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii)complied with the requirements of this Code of Ethics and (iii)disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

SANCTIONS

Upon discovering a violation of this Code of Ethics, Messrs. Eig or Gullquist may impose such sanctions as they deem appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator

EXEMPTIONS

The restrictions and prohibitions contained in this Code shall not apply to:

(a) Purchases or sales of securities which receive the prior approval of either Norman Eig or Herbert W. Gullquist and David Osunkwo (the approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on any client account managed or advised by LAM

(b) Any securities transaction, or series of related transactions during any 30-day period, involving 500 shares or less in the aggregate of any security, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than US

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     $1 billion ("de minimus exemption"). This provision does not provide an exemption from the 60-day holding period.

OTHER ITEMS

1. LAM personnel may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related Lazard entity) without the prior approval of Norman Eig or Herb Gullquist;

2. All LAM personnel must complete quarterly Personal Security Account transaction reports. By law, these reports must be returned to Compliance by the tenth day following the end of the quarter. To ensure strict compliance with these requirements, the forms should be returned by the seventh day following the end of the quarter; and

3. Each LAM Managing Director and employee must annually certify compliance with the LAM Code of Ethics with respect to all Personal Securities Accounts.

SECURITIES COVERED

LAM's policies and procedures regarding personal securities trading set forth herein apply to transactions involving all equity and debt securities, including common and preferred stock, investment and non-investment grade debt securities, investments convertible into or exchangeable for stock or debt securities, or any derivative instrument relating to any such security or securities index, including options, warrants and futures, or any interest in a partnership or other entity that invests in any of the foregoing. INVESTMENTS IN MUTUAL FUNDS, CERTIFICATES OF DEPOSIT AND FEDERAL GOVERNMENT OBLIGATIONS ARE NOT COVERED BY THESE POLICIES AND PROCEDURES. Any other exception to personal securities trading policies and procedures must be approved.

TRANSACTION APPROVAL PROCEDURES

INTERNAL ACCOUNTS

To pre-clear a transaction being made in a Personal Securities Account held at the Firm (an "Internal Account"), LAM personnel must:

1. Electronically complete and "sign" a "New Equity Order" or "New Bond Order" trade ticket located in the Firm's Lotus-Notes e-mail application under the heading "Employee Trades." The ticket should be directed to the employee's supervising Managing Director, or, in the absence of the supervising Managing Director, to another LAM Managing Director or one of the LAM Directors designated in the database.

2. Upon review of the ticket by the designated supervisor, the employee should receive an automatic e-mail notification informing her/him that the trade has been approved or rejected.

3. Following the supervisor's approval, the ticket is transmitted to the Compliance Department where it is processed and, if approved, is routed to the trading desk for execution, provided the employee had selected the "Direct Execution" button when completing the ticket.

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The cut-off time for receipt of supervisor-approved tickets in the Compliance
Department is 9.30 a.m. each trading day. Any ticket received after this time will be processed for execution the next trading day. It is the responsibility of each employee to ensure that tickets sent to a supervisor for approval receive the supervisor's timely attention.

NOTE

In completing a new ticket, if the employee de-selects the "Direct Execution" button, the ticket will be returned to her/him after Compliance approval for submission to the trading desk. In such case, the trade must be submitted within 2 days or it will expire and be null and void.

To assist each employee with monitoring the status of a trade ticket submitted for approval, the system is designed to generate an e-mail notification to the employee every time the ticket is reviewed or acted upon by the supervisor, compliance department or the trading desk. Additionally, every supervisor's assistant is set up to receive a summary of the each approval request sent to the supervisor so that in the absence of the supervisor, the assistant would advise the employee to re-rout the trade to another supervisor. For more details on the set-up and use of the Employee Trades database, please contact David Osunkwo at ext. 6065.

OUTSIDE ACCOUNTS

LAM personnel may not maintain a securities or commodities account (including a foreign securities account) at any other broker or dealer or bank (an "Outside Account") without the prior written consent of the Firm. Where such consent is given, employees must provide the Firm with the name of the broker-dealer firm with whom they carry their personal accounts and must request that the broker-dealer send to Lazard, to the attention of both Donald Klein and David Osunkwo, copies of monthly account statements and all trade confirmations. These same principles apply to establishing an account at another brokerage house where the employee has control over the trading in that account (such as a discretionary account, a nominee account, an account for a general or limited partnership, a trust account), or an account of a corporation where trading is controlled or influenced by the LAM employee. If you already have an Outside Account, please notify David Osunkwo as soon as possible to facilitate the distribution and review of your monthly account statements and trade confirmations.

Managing Directors and employees are required to report promptly to Donald Klein and David Osunkwo any change in status or location of any account in which they have a beneficial interest as defined above. With respect to a trust account of which a Managing Director or employee or member of his immediate family is a beneficiary, the Firm policy requires that the Firm receive duplicate confirmations and monthly account statements for each such account. Similarly, Managing Directors and employees are required to report private securities and commodities transactions effected by or for (i) themselves, (ii) spouses and unemancipated family members, (iii) accounts over which the employee has control as described above, or (iv) accounts of which the employee or a member of his family is a beneficiary, or (v) accounts of family members including accounts of in-laws where introduced or carried by an employee or Managing Director's member organization. Deviations from the foregoing policies will be permitted only with the prior written approval of an appropriate individual with compliance responsibilities.

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To pre-clear a transaction being made in an outside account, LAM personnel must follow the "Transaction Approval Procedures" relating to Internal Accounts.

NOTE:

Once a Managing Director or employee receives approval, the LAM personnel must transmit appropriate trade instructions to their outside broker within two days, or the approval will become null and void.



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                                POWER OF ATTORNEY

         The undersigned hereby constitute and appoint James Giallanza, Gerald
B. Mazzarri and Daniel Federmann, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of the Fund (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.


-----------------------------                                      March 7, 2000
John J. Burke


-----------------------------                                      March 7, 2000
Kenneth  S. Davidson


-----------------------------                                      March 7, 2000
Norman Eig


-----------------------------                                      March 7, 2000
Carl Frischling


-----------------------------                                      March 7, 2000
Herbert W. Gullquist


-----------------------------                                      March 7, 2000
William Katz


-----------------------------                                      March 7, 2000
Lester Z. Lieberman


-----------------------------                                      March 7, 2000
Richard Reiss, Jr.


-----------------------------                                      March 7, 2000
John Rutledge